EXHIBIT 10.1

                      FORM OF REAL ESTATE CONTRACT OF SALE


          THIS CONTRACT is made and entered into as of the execution date hereof by and between BERESTCO, INC., a Massachusetts corporation ("Seller") and PINNACLE PROPERTIES MANAGEMENT, INC., a Delaware corporation, or assigns ("Buyer").

          WITNESSETH:

          WHEREAS, Seller is the owner of certain real property and improvements located in Wakefield, Massachusetts commonly known as 14 Audubon Road; and

          WHEREAS, Seller desires to sell to Buyer and Buyer desires to purchase from Seller the property hereinafter described on the terms and conditions hereinafter more fully set out:

          NOW, THEREFORE, in consideration of the agreements herein contained and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

                                    ARTICLE I

                                  THE PROPERTY

          1.1 PROPERTY CONVEYED. Subject to the terms and provisions of this Contract, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, all of the following described property (sometimes referred to herein in the aggregate as the "Property"):

               (a) the land described on EXHIBIT "A" "Land");

               (b) all buildings, structures and improvements on the Land, including without limitation, all mechanical systems, fixtures and equipment; electrical systems, fixtures and equipment; heating, air-conditioning and ventilation fixtures, systems and equipment and plumbing fixtures, systems and equipment, but excluding all furniture, removable fixtures (including kitchen equipment) in the office area, warehouse area and "Test Kitchen" area; to be removed by Seller prior to Closing ("Improvements"); provided, however that Seller shall not remove any fixture related to the plumbing, heating and ventilating, electrical, mechanical, structural or other integral components or systems of the Building. Seller shall repair all damage caused by such removal;

               (c) all Seller's interest, if any, in carpets and other furnishings; and personal property of every kind and character, and all accessories and additions used in connection with the Land or Improvements or the operations thereon, including limited to the built-in receptionist desk and those items to be set forth on EXHIBIT "B" to be completed by Buyer and Seller and attached hereto (collectively "Personalty"); and, at Buyer's option, all of Seller's interest as lessee under lease or rental agreements covering any personal property which is attached to, located upon or used in connection with the Property;

               (d) all of Seller's interest in the leases (the "Tenant Leases") with all tenants of the Property ("Tenant"), and all prepaid rentals (to the extent applicable to a period beyond the Closing Date) and security and other deposits, under the Tenant Leases;

               (e) to the extent assignable, and to the extent Buyer notifies Seller of its election to assume same (but not otherwise) prior to the expiration of the Investigation Period (hereafter defined) all of Seller's interest in all service contracts, warranties and guaranties relating to any portion of the Property;

               (f) to the extent the same are actually in Seller's possession, but without any representations or warranties whatsoever, express, implied or arising by operation of law, as to the accuracy, completeness, applicability or usefulness thereof, all site plans, surveys, soil and substrata studies, architectural renderings, plans and specifications, engineering plans and studies, floor plans, landscape plans and other plans, diagrams or studies of any kind, if any, in Seller's possession which relate to the Land, the Improvements or the Personalty, if any (the "Related Documents"); and

               (g) all rights which Seller may have to use the name 14 Audubon Road; all telephone exchanges, if any, related to the operation and management of the Property; all keys to locks on the Property; and

               (h) all other rights and privileges appurtenant to the Land and Improvements owned by Seller.

                                   ARTICLE II

                                 PURCHASE PRICE

          2.1 PURCHASE PRICE. The total purchase price for the Property shall be an amount equal to $3,600,000 ("Purchase Price"), to be paid or evidenced at the Closing in the following manner:

               (a) Prior to the date hereof, Buyer has deposited the sum of $50,000 with the Title Company ("Earnest Money") to be held in an interest-bearing account at the direction of Buyer (as to type of account) and disbursed in accordance with Article IX hereof. Interest shall be credited to the Buyer unless the Earnest Money is paid to Seller pursuant to Section 9.3.

               (b) Upon execution hereof, Buyer shall deposit the additional sum of $50,000 with the Title Company (also referred to as "Earnest Money") to be held in an interest-bearing account at the collective direction of Buyer and Seller and disbursed in accordance with Article IX hereof. Interest shall be credited to the Buyer unless the Earnest Money is paid to Seller pursuant to Section 9.3.

               (c) The sum of $3,600,000 (less Earnest Money delivered to Seller) shall be paid to Seller at the Closing, subject to prorations and other credits provided for in this Contract.

                                   ARTICLE III

                               BUYER DUE DILIGENCE

          3.1 PROPERTY DOCUMENTS. Within ten (10) days of execution of this Contract, Seller shall furnish to Buyer all written documentation pertaining to the "Condition of the Property", as hereafter defined, in Seller's possession INCLUDING, WITHOUT LIMITATION, those delineated below (the "Property Documents") excluding attorney-client communications involving legal advice or other attorney's work product. The Property Documents are furnished without representation or warranty of any kind as to their accuracy or completeness, and Buyer is specifically not entitled to rely thereon. The following shall be included in the Property Documents:

               (a) The Tenant Leases;

               (b) The most recent ad valorem tax statements from all taxing authorities having jurisdiction over the Property.

               (c) An inventory of the Personalty, if any, together with a list of all personal property attached to, located upon or used in connection with the Property and which is not owned by Seller but which Seller has the right to use under lease, rental or other agreements, accompanies by true and legible copies of such agreements.

               (d) Copies of all contracts of employment, management, maintenance, service, supply or rental outstanding which affect any portion of the Property or its operation.

               (e) Site plans, surveys, soil and substrata studies, architectural renderings, plans and specifications, engineering plans and studies, floor plans, landscape plans and other plans, diagrams or studies of any kind, if any, in Seller's possession, which relate to the Land, the Improvements or the Personalty, together with all documents relating or pertaining to all warranties and guaranties of construction.

               (f) Copies of all documents and records and any other information in Seller's possession concerning any investigation, study, report, inquiry, lawsuit or proceeding pertaining to the existence of Hazardous Materials affecting the Property or affecting properties adjacent to the Property. Such documents, records and information include without limitation, environmental audits, environmental risk assessments or site assessments, documentation regarding off-site disposal of Hazardous Materials, spill control plans, and environmental agency and third-party reports and investigations, claims, citations, pleadings, correspondence or other communications excluding correspondence which may contain matters subject to attorney-client privilege. Seller shall have an ongoing obligation to provide to Buyer copies of any such additional documents which come into the possession of Seller subsequent to the date hereof within ten
          (10) days of any such document, record or information coming into the Seller's possession.

          3.2  CONFIDENTIAL NATURE.

               (a) Buyer agrees that all Property Documents obtained by Buyer from Seller during the term of this Contract with respect to the Property shall be held in confidence by Buyer and Buyer shall use reasonable efforts to ensure that such Property Documents are not disclosed to any third party except as provided in this subsection. Buyer further agrees that all information obtained by Buyer with respect to the Property, other than from Seller, shall be held in confidence and shall not be disclosed to any third party except as provided in this Section. All such Property Documents and other written materials and information shall be held in confidence and shall not be disclosed to any third party except (i) in connection only with the transactions specifically contemplated by this Contract (and then only to the extent necessary to accomplish the transactions set forth herein), to Buyer's employees, agents, lawyers, lenders, contractors, subcontractors, consultants and other representatives, in which event Buyer shall direct each such recipient of such information to use reasonable efforts to maintain the confidentiality of such information, or (ii) as required by law or court order or (iii) are the subject of a legitimate discovery request in any judicial proceeding. Notwithstanding the foregoing, Buyer shall not have any obligation under this subsection to maintain the confidentiality of any materials or information which either (a) are publicly known or are a matter of public record at the time such materials are made available to or information is disclosed to Buyer, or (b) are already otherwise known to Buyer at the time such materials are made available to or information is disclosed to Buyer, or (c) become public during the term of this Contract other than by means of or as a result of a breach of this provision by Buyer.

               (b) In the event the need arises to notify under applicable laws any federal, state or local public agencies of any environmental conditions at the Property, as a result of Buyer's Investigation, as described below, Buyer shall immediately notify Seller and agrees that Seller, not Buyer or Buyer's employees, agents, contractors, subcontractors, consultants or other representatives, shall make such disclosure as Seller deems appropriate, unless such disclosure is required by law to be made by Buyer or Buyer's employees, agents, contractors, subcontractors, consultants or other representatives, in which instance Buyer or such employee, agents, contractor, subcontractor, consultant or other representative may make such disclosure and Buyer shall immediately notify Seller thereof.

          3.3 RETURN OF PROPERTY DOCUMENTS. If for any reason (other than a Seller default) the Closing does not occur, Buyer shall (i) return to Seller all materials and other information regarding the Property that Seller has provided to Buyer and all photocopies thereof, and (ii) upon payment of Buyer's costs in connection therewith, deliver immediately to Seller copies of all written studies, analysis, reports and assessments (both final and interim versions) relating to any of Buyer's Investigations (to the extent to which such delivery would not constitute a violation of a contract between Buyer and the consultant which prepared such study, analysis, report or assessment). Seller acknowledges that Buyer makes no representation or warranty as to the accuracy or completeness of any materials delivered to Seller pursuant to clause (ii) of the preceding sentence. For purposes of this Contract, Buyer may provide a verified certificate to Seller certifying to its compliance with this subsection 3.3, and such verified certificate shall be PRIMA FACIE evidence (subject to rebuttal by Seller) of Buyer's compliance with the provisions of this subsection 3.3.

          3.4  BUYER'S INVESTIGATIONS.

               (a) Subject to the provisions of this Contract, Buyer shall, at its own expense, have the right to conduct or cause to be conducted during the period commencing on the date of this Contract and ending sixty (60) days thereafter ("Investigation Period"), at Buyer's sole cost and expense, such investigations, inspections and studies of the Property, including, without limitation, "Buyer's Site Assessment" (as hereafter defined), and such reviews of plans, contracts, permits, and other documents, as Buyer deems necessary or desirable (collectively, "Buyer's Investigations ").

               (b) All Buyer's Investigations which are permitted under this Contract and which require access to the Property shall be done at reasonable times on Business Days and after twenty-four (24) hours' prior written notice (which may be given by facsimile transmission) to
          R. Edward Buice, Esquire (Fax Number ((781) 246-7458) or such other person as is designated by Seller to Buyer from time to time (collectively, "Seller's Representatives"). Seller may impose reasonable restrictions on the timing of all Buyer's Investigations which required access to the Property, but such restrictions shall not unreasonably delay the performance of Buyer's Investigations. If Seller desires to have a Seller's Representative accompany Buyer, or its employees, agents, contractors, subcontractors, consultants or other representatives onto the Property during the performance of Buyer's Investigations. Seller shall make one or more of Seller's Representatives available at the Property. Buyer, its employees, agents, contractors, subcontractors, consultants and other representatives shall take all reasonable precautions to minimize the impact on the Property of all Buyer's Investigations. If Buyer, its employees, agents, contractors, subcontractors, consultants or other representatives take any sample from the Property in connection with any environmental testing as part of Buyer's Site Assessment, then upon Seller's request, Buyer shall provide to Seller's Representative a portion of such sample being tested to allow Seller, if it so chooses, to perform its own testing. Buyer shall, immediately after the conclusion of Buyer's Investigations, at its sole cost, restore the Property to as near the condition which existed immediately prior thereto as is reasonably possible, including replacing paving and landscaping (if any). Except as expressly stated in this Contract, in no event shall Buyer contact any of Seller's agents, employees, contractors or other representatives, (other than Seller's counsel and Seller's Representatives), without the prior written consent of Seller, not to be unreasonably withheld, delayed or conditioned.

               (c) Buyer hereby assumes all risks associated with conducting Buyer's Investigations and agrees to protect, defend, indemnify and hold harmless Seller and its officers, directors, employees and agents of, from and against any and all losses, claims, demands, damages, liabilities, expenses and other obligations (including, without limitation, attorneys' fees and court costs, but excluding the cost to remediate any Hazardous Materials discovered arising from, out of or in connection with or otherwise relating to, the entry by and the activities, studies and tests performed by Buyer or any one or more of its employees, agents, contractors, subcontractors, consultants or other representatives in or upon the Property, except as may be caused by the negligent or willful act or omission of Seller or its employees, agents, contractors, subcontractors, consultants or other representatives. Buyer agrees to provide Seller, and to cause each of its agents, contractors, subcontractors, consultants and other representatives who enter upon the Property to provide to Seller, prior to any such entry, evidence of insurance in at least the amounts shown on SCHEDULE 3.4(C) attached hereto and incorporated herein and with companies reasonably acceptable to Seller and naming Seller as an additional insured, covering the activities to be conducted by Buyer and its employees, agents, contractors, subcontractors, consultants and other representatives.

               (d) SURVIVAL. The foregoing restoration and indemnity obligations of Buyer contained in this Section shall survive the Closing or the termination of this Contract.

          3.5  TITLE AND SURVEY.

               (a) TITLE, EXAMINATION PRIOR TO CLOSING., WAIVER BY BUYER. During the Investigation Period, Buyer may, at its cost and expense, (i) have the title to the Property examined, (ii) have a survey made of the Property, and (iii) obtain a commitment ("Buyer's Commitment") for an owner's policy of title insurance from a nationally recognized title insurer (the "Title Company") at standard rates. Buyer shall give written notice to Seller not later than 5:00 p.m. eastern standard time ON THE DATE THE INVESTIGATION PERIOD EXPIRES; if Buyer's Commitment or Buyer's Survey discloses any title defect or encroachment upon the Property or other condition which is objectionable to Buyer (collectively, the "Title Matters"). Such notice of Title Matters is hereinafter referred to as a "Title Objection Notice". Any matter noted on Buyer's Title Commitment as of the effective date of Buyer's title examination, or matter in existence which appeared on a survey performed and prepared in accordance with the current ALTA/ACSM standard, which is not the subject of a Title Objection Notice shall be conclusively deemed waived by Buyer and shall constitute a "Permitted Exception".

               (b) CURING AND REMOVAL OF TITLE OBJECTIONS. If Buyer gives a Title Objection Notice to Seller in accordance with the provisions of
          Section 3.5(a), then:

                    (i) MONETARY ENCUMBRANCES. With respect to any Title Matter which is a mortgage or similar encumbrance created voluntarily by Seller or Seller's predecessors in title which secures solely the payment of a stated indebtedness (each a "Monetary Encumbrance"), Seller shall notify Buyer within twenty (20) days after receipt of such Title Objection Notice, either (i) that Seller has paid the amount necessary to remove the same from the record title to the Property and will, on or prior to the Closing Date, obtain recordable instruments or other documentation sufficient to cause the Title Company, for no additional premium, either to delete such matters from an owner's title insurance policy to be issued to Buyer at standard rates or to affirmatively insure Buyer in such owner's title insurance policy (in form and substance acceptable to Buyer) against loss arising out of the enforcement or attempted enforcement of such Monetary Encumbrances, or (ii) that Seller agrees to pay on the Closing Date the sum required to remove the same from the record title out of the Purchase Price to be received at Closing, pursuant to arrangements reasonably acceptable to Seller and Buyer, and will on the Closing date obtain recordable instruments or other documentation sufficient to cause the Title Company, for no additional premium, either to delete such matters from an owner's title insurance policy against loss arising out of the enforcement or attempted enforcement of such Monetary Encumbrances; or

                    (ii) NONMONETARY ENCUMBRANCES. If and to the extent to which a Title Matter both (a) is not a Monetary Encumbrance, and (b) is of such a nature that if it is not cured, it would prevent Seller from conveying a good, record and marketable title to the Property (such a Title Matter being hereinafter referred to as a "Nonmonetary Encumbrance", which term shall not include easements and other restrictions of record which do not interfere with the current use of the Property as an office and warehouse facility. Such easements and restrictions, although not a Nonmonetary Encumbrance, may nevertheless be the subject of a Title Objection Notice as provided in (iii) below.) Seller shall use diligent, good faith efforts to remove or cure all Nonmonetary Encumbrances, provided that:

                                    (A) Seller shall not be required to incur
                           more than $100,000 in costs and expenses (including without limitation, fees and expenses of attorneys, engineers and Licensed Site Professionals) in the aggregate in performing the following (collectively, "Seller's Cure Obligations"): (1) curing all Nonmonetary Encumbrances and (2) reviewing any Hazardous Materials Notice, investigating any Response Action Requirement, and completing all Recommended Response Actions pursuant to Section 3.6.2; and

                                    (B) nor shall Seller be obligated to make
                           any effort to remove or cure the same the aggregate cost of Seller's Cure Obligations is reasonably expected to exceed $100,000.

                  If within twenty (20) days after Seller's receipt of a Title Objection Notice, Seller is not able, to remove or cure the Nonmonetary Encumbrances, Seller shall so notify Buyer in writing and Buyer shall, as its sole and exclusive remedy, on or before the twentieth (20th) day after Buyer's receipt of Seller's notice, give notice to Seller, that Buyer either:

                                    (C) PROCEED WITH CLOSING. Elects to proceed
                           with the Closing, in which event all Nonmonetary Encumbrances identified in the Title Objection Notice which Seller has not cured or removed shall be conclusively presumed thereafter to constitute Permitted Exceptions, and the Closing shall occur without any credit against or abatement of the Purchase Price on account thereof; or

                                    (D) TERMINATE CONTRACT. Elects to terminate
                           this Contract, in which event Buyer shall be entitled to the immediate return of the Deposit, together with all accrued interest thereon, and, except as expressly provided, otherwise in this Contract, this Contract shall be deemed terminated, null and void and of no further force and effect, and the parties shall have no further rights, obligations or liabilities hereunder. Unless Buyer gives notice to Seller within such twenty (20) day period that Buyer has elected to terminate this Contract pursuant to this Section (C), Buyer shall be conclusively presumed to have elected to proceed to Closing pursuant to Section (A), and the uncured Nonmonetary Encumbrances shall be deemed waived by Buyer and shall thereupon be deemed to be Permitted Exceptions.

                    (iii) OTHER OBJECTIONS. With respect to any Title Matters
               neither a Monetary Encumbrance nor a Nonmonetary Encumbrance, but nevertheless objectionable to Buyer, Buyer shall give Seller written notice thereof. Seller may, within the twenty (20) day period set forth in Section 3.5(b)(ii) above, either elect to attempt to remove such Title Matters from the record, or elect not to do so and notify Buyer in writing. If the Seller elects to do so, Seller shall use good faith, diligent efforts to do so, but shall not be required to expend a sum in excess of Seller's Cure Obligations. If Seller elects not to do so, Buyer may either proceed with the closing or terminate the Contract as set forth in Section 3.5(C) or Section 3.5(D) above by providing written notice to Seller within twenty (20) days from receipt of Seller's election notice as provided in this subsection (iii). If Seller fails to respond within said twenty (20) day period, Seller shall be deemed to have elected not to cure. If Seller fails to provide written notice as aforesaid, and Seller therefore elects not to cure, and Buyer fails to notify Seller of its election to terminate or proceed with the Contract, Buyer shall be deemed to have elected to terminate the Contract.

          If and to the extent necessary, the Closing Date shall be extended to such period of time as necessary to give Seller and Buyer the benefit of the time periods stated in this Section 3.5.

          Provided that Seller has complied with its obligations under this Contract in response to a Title Objection Notice, in no event shall Buyer be entitled to specific performance for Seller's failure to remove or cure any Title Matter. Notwithstanding anything to the contrary contained in this Contract, Seller shall have no obligation to cure or remove any Title Matter which is neither a Monetary Encumbrance nor a Nonmonetary Encumbrance.

          3.6 ENVIRONMENTAL STATUS.

          3.6.1 BUYER'S SITE ASSESSMENT. Subject to the provisions of this Contract, and in compliance with the provisions of Section 3.4 hereof, Buyer may, during the Investigation Period, perform such due diligence ("Buyer's Site Assessment") relating to the possible presence of oil, solid waste or hazardous materials on the Property (including, without limitation, reviewing existing site assessment reports and site cleanup documentation, obtaining soil and water samples and analyzing the same, and obtaining opinions from Licensed Site Professionals) as Buyer deems necessary to determine the condition of the Property or the status thereof under any applicable federal, state or local law, code, ordinance, rule, regulation, or restriction relating to oil, solid waste or hazardous materials (collectively, "Hazardous Materials Laws"). Not later than 5:00 p.m. eastern standard time the date the Investigation Period expires, Buyer shall make its determination as to whether it accepts the then-current environmental condition of the Property without requiring any further investigation under any Hazardous Materials Laws or the issuance by any federal, state or local governmental authority of any approval, permit, consent, license or other determination pursuant to any Hazardous Materials Laws. If Buyer shall request that any environmental consultant who has performed work on the Land and Improvements provide a so-called "reliance letter" or other document in favor of Buyer, Seller agrees to cooperate with Buyer, at no expense to Seller, to permit Buyer to obtain such reliance letter.

          3.6.2 HAZARDOUS MATERIALS NOTICE. Buyer may give written notice to Seller (the "Hazardous Materials Notice") not later than 5:00 p.m. eastern standard time on the date the Investigation Period expires with respect to any condition of the Property for which its Licensed Site Professional reasonably believes response action is required under the Hazardous Materials Laws (each a "Response Action Requirement"). Buyer shall include with the Hazardous Materials Notice a copy of all reports, analyses, studies and other information (including all boring logs and laboratory reports) to the extent in Buyer's possession, upon which Buyer's Licensed Site Professional bases its conclusion that a Response Action Requirement exists. Seller shall promptly review the Hazardous Materials Notice and accompanying materials provided by Buyer and shall, if necessary, retain a Licensed Site Professional of its choosing to review the materials so provided by Buyer and issue a written determination (not a formal opinion) to Seller and Buyer stating whether such Licensed Site Professional concurs with Buyer's Licensed Site Professional that the Response Action Requirement identified in the Hazardous Materials Notice exists (together with a reasonably detailed statement of the basis for such conclusion), and if Buyer's Licensed Site Professional so concurs, stating such Licensed Site Professional's recommendations as to the measures (if any) by which to address the Response Action Requirement in compliance with the Hazardous Materials Laws (the "Recommended Response Actions"), together with estimates of the cost of such Recommended Response Actions. If Buyer gives the Hazardous Materials Notice to Seller on or before the expiration of the Investigation Period, Seller (or its Licensed Site Professional) will respond to Buyer by ninety (90) days from the date hereof as to whether Seller's Licensed Site Professional concurs with Buyer's Licensed Site Professional that the Response Action Requirement identified in the Hazardous Materials Notice exists (together with a reasonably detailed statement of the basis for such conclusion).

          Seller shall use diligent, good faith efforts to complete the Recommended Response Actions on or before forty-five (45) days prior to the Closing Date, provided that:

               (a) Seller shall not be required to incur more than $100,000 in costs and expenses (including, without limitation, fees and expenses of attorneys, engineers and Licensed Site Professional) in the aggregate in the performance of Seller's Cure Obligations,

               (b) nor shall Seller be obligated to make any effort to undertake or complete any Recommended Response Actions if Seller reasonably determines that the aggregate cost (including, without limitation, fees and expenses of attorneys, engineers and Licensed Site Professionals) of Seller's Cure Obligations will exceed $100,000, unless Buyer agrees to perform this Contract notwithstanding that the cost to complete Seller Cure Obligations will exceed $100,000 and agrees affirmatively to complete any Recommended Response Action with reasonable diligence at its own expense.

               (c) nor shall Seller be obligated to impose any Activity and Use Limitation (as defined in 310 CMR 40 ET SEQ.) or other restriction on the use of any portion of the Property (although Seller may do so, with the written consent of Buyer);

          Upon completion of the Recommended Response Action, Seller's Licensed Site Professional shall provide an opinion or certification (as is appropriate) addressed to Seller and Buyer to the effect that the Recommended Response Action has been completed in accordance with the requirements of applicable Hazardous Materials Laws.

          If Seller determines that it will be unable to complete the Recommended Response Actions by forty-five (45) days prior to the Closing Date, Seller shall so notify Buyer in writing, and Buyer shall, as its sole and exclusive remedy, on or before the twentieth (20) day after Buyer's receipt of Seller's notice, give notice to Seller that Buyer either:

               (d) PROCEED WITH CLOSING. Elects to proceed with the Closing, in which event the Response Action Requirements identified in the Hazardous Materials Notice which Seller has not agreed to address shall be conclusively presumed thereafter to be accepted and assumed by Buyer and the Closing shall occur without any credit against or abatement of the Purchase Price on account thereof; or

               (e) EXTENSION OF CLOSING DATE. Elects to extend the Closing Date for a period not to exceed ninety (90) days as set forth in Buyer's notice to Seller, which extension shall be subject to all of the terms and conditions hereof, and during which extension Seller shall continue good faith efforts to complete the Response Action Requirements; or

               (f) TERMINATE CONTRACT. Elects to terminate this Contract, in which event Buyer shall be entitled to the immediate return of the entire Deposit, together with all Accrued Interest thereon, and, except as expressly provided otherwise in this Contract, this Contract shall be deemed terminated, null and void and of no further force and effect and the parties shall have no further rights, obligations or liabilities hereunder.

          Unless Buyer gives notice to Seller within such twenty (20) day period that Buyer has elected either to extend the Closing Date pursuant to the foregoing Section (b) or to terminate the Contract pursuant to the foregoing Section (c), Buyer shall be conclusively presumed to have elected to proceed to Closing pursuant to Section (d) and the Response Action Requirements set forth in the Hazardous Materials Notice shall be deemed waived by Buyer. If Buyer elects to extend the Closing Date pursuant to the foregoing Section (e) and the Seller determines that it will be unable to complete the Recommended Response Actions by the extended Closing Date. Seller shall so notify Buyer, and Buyer shall, as its sole and exclusive remedy, on or before the twentieth (20) day after Buyer's receipt of Seller's notice, give notice to Seller that Buyer elects to proceed pursuant to either Section (d) or Section (f) above (and Buyer's failure so to give such notice shall be deemed an election by Buyer to proceed pursuant to the foregoing Section (d)).

          If and to the extent necessary, the Closing Date shall be extended for such period of time as necessary to give Seller and Buyer the benefit of the time periods stated in this Section 3.6.2.

          Provided that Seller has complied with its obligations under this Contract in response to a Hazardous Materials Notice, in no event shall Buyer be entitled to specific performance for Seller's failure to undertake or to complete any recommended Response Actions. Notwithstanding anything to the contrary contained in this Contract, Seller shall have no obligation to undertake response actions, remediate or otherwise deal with any oil, solid waste or hazardous materials which may be present upon the Property except as specifically provided in this Section 3.6.2.

          3.7 ENGINEERING/MECHANICAL. Buyer may, within the Investigation Period, conduct such examination of the physical, structural, mechanical, electrical, plumbing and other components of the Building and Improvements as Buyer deems appropriate. If Buyer is not satisfied with any aspect of this investigation, Buyer may, by written notice to Seller given on or before the expiration of the Investigation Period, terminate this Contract.

          3.8 BUYER'S RIGHT TO TERMINATE.

               (a) BUYER'S TERMINATION NOTICE. If the result of Buyer's Investigations are not satisfactory to Buyer, in its sole and absolute discretion, Buyer may, as its sole and exclusive remedy, terminate this Contract by giving to Seller written notice of Buyer's election to terminate ("Buyer's Termination Notice") not later than 5:00 p.m. eastern standard time on or before the expiration of the Investigation Period.

               (b) PAYMENT OF DEPOSIT UPON TERMINATION. If Buyer terminates this Contract pursuant to this Section 3.8, then Buyer shall be entitled to the immediate return of all but $5,000 of the Deposit. After Buyer complies with Buyer's obligations hereunder respecting the return and delivery of due diligence materials pursuant to Section 3.8. Buyer shall be entitled to immediate return of the balance of the Deposit, together with all Accrued interest thereon. In such event, except as expressly provided otherwise herein, this Contract shall be deemed terminated, null and void and of no further force an effect, and the parties shall have no further rights, obligations or liabilities thereunder.

               (c) WAIVER. If Buyer does not give Buyer's Termination Notice to Seller by 5:00 p.m. eastern standard time on or before the expiration of the Investigation Period, Buyer shall be conclusively presumed to have waived its right to terminate contained in this Section 3.8.

          3.9  CONDITION OF THE PROPERTY.

               (a) The term "CONDITION OF THE PROPERTY" means and includes all current and former facts and circumstances about the Property, including, without limitation:

                    (i) the quality, nature, and adequacy of the physical
               condition of the Property, including, without limitation, the quality of the design, labor, and materials used to construct the Improvements; the condition of structural elements, foundations, roofs, glass, mechanical, plumbing, electrical, HVAC, sewage, and utility components and systems; the capacity or availability of sewer, water, or other utilities; the geology, flora, fauna, soils, subsurface conditions, groundwater, landscaping, and irrigation of or with respect to the Land; the location of the Property in or near any special taxing district, flood hazard zone, wetlands area, protected habitat, geological fault or subsidence zone, hazardous waste disposal or clean-up site, or other special area, the existence, location, or condition of ingress, egress, access, and parking; the condition of the Personalty and any fixtures; and the presence of any asbestos or other hazardous, dangerous, or toxic substance, material, or waste;

                    (ii) the development potential, economic feasibility, cash flow, and expenses of the Property; the habitability, merchantability, fitness, suitability, and adequacy of the Property for any particular use or purpose;

                    (iii) the compliance or non-compliance of Seller or any
               other person or entity or the Property or the operation of the Property or any part thereof in accordance with, and the contents of (a) all codes, laws, ordinances, regulations, agreements, licenses, permits, approvals, and applications of or with any governmental authorities asserting jurisdiction over the Property, including, without limitation, those relating to zoning, building, public works, parking, fire and police access, handicap access, life safety, subdivision and subdivision sales, and hazardous, dangerous, and toxic substances, materials, conditions, or waste; and (b) all agreements, covenants, conditions, restrictions (public or private), condominium plans, development agreements, site plans, building permits, building rules, and other instruments and documents governing the use, management, and operation of the Property;

                    (iv) those referred to in, or discoverable from, any of the
               Property Documents delivered to Buyer.

                    (v) the availability, cost, terms, and coverage of
               liability, hazard, comprehensive, and any other insurance of or with respect to the Property;

                    (vi) the condition of title to the Property, including,
               without limitation, vesting, legal description, matters affecting title, title defects, liens, encumbrances, boundaries, encroachments, mineral rights, options, easements, and access; violations of restrictive covenants, zoning ordinances, setback lines, or development agreements; the availability, cost, and coverage of title insurance; leases, rental agreements, occupancy agreements, rights of parties in possession of, using, or occupying any of the Property; and standby fees, taxes, bonds, and assessments.

               (b) Seller hereby notifies Buyer that Seller acquired the Property in connection with the acquisition of the Stock of a parent of Seller during July of 1998, and that, except as specifically provided herein, Seller makes no representations or warranties whatsoever, express, implied, or arising by operation of law, with respect to the Property or the Condition of the Property. Buyer hereby represents and warrants to Seller that Buyer has not entered into this Contract based upon any representation, warranty, agreement, statement, or expression of opinion by Seller or Broker (hereafter defined), or any other person or entity acting or allegedly acting for or on behalf of Seller with respect to Seller, the Property, or the Condition of the Property, except as specifically provided herein. Buyer agrees that the Property will be sold and conveyed to (and accepted by) Buyer at the Closing in the then condition of the Property, AS IS, WHERE IS, WITH ALL FAULTS, AND WITHOUT ANY WRITTEN OR ORAL REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS, IMPLIED, OR ARISING BY OPERATION OF LAW, other than the limited warranty of title in the Deed and as otherwise specifically set forth herein. Without limiting the generality of the foregoing, except for the limited warranty of title in the Deed and except as specifically set forth herein, the transaction contemplated by this Contract is without any statutory, express, or implied warranty, representation, agreements, statement, or expression of opinion of or with respect to the Condition of the Property or any aspect thereof. Further, Buyer represents and warrants to Seller that Buyer has knowledge and expertise in financial and business matters that enable Buyer to evaluate the merits and risks of the transaction contemplated by this Contract and that Buyer is not in a significantly disparate bargaining position.

          Except as specifically provided in this Contract with regard to Seller's representations and warranties, and any covenants which, by their terms are to survive the Closing, as of the Closing Date, by accepting the Deed, Buyer releases and discharges Seller from all liability and waives all claims against Seller for, and Buyer hereby assumes the risk with respect to, the Condition of the Property, including, without limitation, all patent and latent defects, hazards, and dangerous conditions on or about the Property, whether or not discoverable prior to the Closing Date, including without limitation, matters related to Hazardous Materials.

                                   ARTICLE IV

                              TITLE TO BE CONVEYED

          4.1 TITLE TO BE CONVEYED. Seller shall convey to Buyer a good and clear record and marketable title to the Property, free from all encumbrances but subject, however, to the following:

               (a) All Permitted Exceptions;

               (b) Zoning regulations, and municipal building restrictions, and all other laws, ordinances, regulations and restrictions of any duly constituted public authority enacted prior to Closing Date; and

               (c) Real estate taxes and betterment assessments levied or assessed on the Property not yet due and payable.

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

          5.1 REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby represents and warrants as of the date hereof and as of the Closing Date that:

               (a) There are no leases or other rights of occupancy affecting the Property except the Tenant Leases with respect to the Tenant
          Leases: (i) Seller is the sole owner of the lessor's interest in the Tenant Leases and all of the Tenant Leases is in full force and effect without current default by either Seller or the respective Tenant;
          (ii) The Tenant Leases have not been modified subsequent to delivery of full copies of the same to Buyer pursuant to Section 5.1 hereof;
          (iii) All obligations of the lessor under the Tenant Leases with respect to the performance of work or the installation of equipment or materials required to have been performed at or prior to the date hereof have been fully observed and performed, and there are no agreements with any Tenant for the performance of any work in the future by lessor other than ordinary repairs and maintenance; (iv) The Tenant is not entitled to any concession, rebate, allowance or free rent for any period subsequent to the Closing; (v) The Tenant has no purchase option or other interest (other than its leasehold tenancy for a specified term, as stated in its Tenant Leases) in the Land, Improvements, or the Personalty; (vi) Seller has not received any notices that there are pending claims asserted by any Tenant for offsets against rent or any other monetary claim made against Seller as landlord; (vii) Seller has delivered a true and correct copy of the Tenant Leases to Buyer and there exists no agreements with the Tenant except as set forth in the Tenant Leases; and (viii) Seller is not obligated under the Tenant Leases to pay any renewal or other lease commissions subsequent to the date hereof.

               (b) To the best of Seller's Knowledge (as hereinafter defined), there is no pending condemnation or similar proceeding affecting the Land, Improvements or any portion thereof, and Seller has not received any written notice, and has no knowledge, that any such proceeding is contemplated. The term "Seller's Knowledge" as related to this Contract shall mean the personal and present knowledge of R. Edward Buice, Esquire, Vice President and General Counsel, Mario DeAngelis, Director -- Construction, respectively, of Seller's parent company (collectively, "Seller's Representatives") with no duty on the part of either to conduct any independent investigation or examination. Seller represents that Seller's Representatives are the persons with the most knowledge regarding the Property (provided, however, that Buice has been employed by Seller since 1995, and DeAngelis since ____________ and have limited knowledge regarding the Property) and the representations and warranties made in this Contract.

               (c) Other than as disclosed in the Property Documents, there are no contracts of employment, management, maintenance, service, supply or rental outstanding which affect any portion of the Property or its operation that shall continue beyond Closing.

               (d) To the best of Seller's Knowledge, the continued ownership, operation, use and occupancy of the Land or the Improvements in the manner now used thereon does not violate any zoning, building, health, flood control, fire or other law, ordinance, order or regulation or any restrictive covenant. To Seller's Knowledge (but with no duty to conduct any independent investigation), there are no violations of any federal, state, county or municipal law, ordinance, order, regulation or requirements, affecting any portion of the Land, the Improvements or the Personalty, and no written notice of any such violation has been issued by any governmental authority.

               (e) Seller has not received any notice, claiming any violation of any of the applicable laws, regulations, insurance requirements, contracts, leases, permits, licenses, ordinances, restrictions, building set back lines, zoning regulations, covenants, reservations and easements, or requesting or requiring the performance of any repairs, alterations or other work in order to so comply; all required certificates of occupancy have been duly issued and remain outstanding and in effect with regard to the Property.

               (f) No work has been performed or is in progress by Seller at and no materials have been furnished to the Land or Improvements or any portion thereof, which might give rise to mechanic's, materialmen's or other liens against the Land, Improvements or Personalty or any portion thereof.

               (g) No part of the Property presently, or at any time in the past during Seller's period of ownership has been used as a dump or other waste disposal site. Buyer acknowledges that Seller has advised Buyer that the Land and Improvements have, in the past, been affected by Hazardous Materials and that prior owners and operators have, at various times, violated applicable Environmental Laws. Seller shall deliver Property Documents which disclose the full extent of the Seller's Knowledge regarding the environmental Condition of the Property.

               (h) Seller is not prohibited from consummating the transactions contemplated in this Contract, by any law, regulation, agreement, instrument, restriction, order or judgment.

               (i) Seller is duly organized, validly existing and in good standing under the laws of the state of its origin. Seller has full right, title, authority and capacity to execute and perform this Contract and to consummate all of the transactions contemplated herein, and the individual of the Seller who executes and delivers this Contract and all documents to be delivered to Buyer hereunder is and shall be duly authorized to do so.

               (j) There are no adverse parties in possession of the Property or of any party thereof and no parties in possession thereof except Seller or the Tenant and no party has been granted any license, lease, or other right relating to the use or possession of the Property except the Tenant.

               (k) There are no attachments, executions, assignments, for the benefit of creditors, receiverships, conservatorships or voluntary or involuntary proceedings in bankruptcy or pursuant to any other debtor relief laws contemplated or filed by Seller or pending against Seller or the Property.

               (l) There are no contracts or other obligations outstanding for the sale, exchange or transfer of the Property or any portion thereof or the business operated thereon.

               (m) Seller is not a foreign person selling property as described in the Foreign Investment in Real Property Tax Act ("FIRPTA") and agrees to deliver an affidavit at Closing reflecting that Seller is not such a foreign person and provide Seller's tax identification number ("Tax Affidavit").

               (n) There are no actions, suits, claims, proceedings or causes of action which are pending or to the best of Seller's Knowledge have been threatened or asserted against, or are affecting, Seller or the Property or any part thereof in any court or before any arbitrator, board or governmental or administrative agency or other person or entity which might have an adverse effect on the Property or any portion thereof or on Buyer's ability to operate the Property as an office building from and after the date hereof.

               (o) All of the bills, costs, expenses and other liabilities whatsoever attributable to the Property or to its ownership, operation or maintenance accrued or assessable to the date hereof have been paid in full, or if not yet due and payable, then all unpaid amounts accrued or assessable be paid as of the date of the Closing hereunder; and in the case of any, such taxes, excises and other assessments, all returns for periods through the date hereof have been or will be filed before the same become delinquent; and Seller agrees to indemnify and hold harmless Buyer from and against each of the matters described in the is subsection and all costs, expenses and liabilities incident thereto.

               (p) Seller's Representatives have made available to Buyer all written and documentary information of which they are aware related to the Condition of the Property. Seller's Representatives know of no other written or documentary information containing material information which has not been delivered or otherwise made available to Buyer.

               (q) This Contract and each and every document and instrument to be executed and delivered by all intended signatories thereof, shall constitute the valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, subject to general equitable principles and applicable provisions of law related to bankruptcy, insolvency and creditors' rights generally.

               (r) Seller possesses the financial resources to perform all of its covenants and obligations contained in this Contract and to be contained in the documents and instruments to be executed and delivered pursuant to this Contract, and the performance of said covenants and obligations will not render Seller insolvent; and

               (s) Seller has not received service of process in any action, suit, or proceeding of any kind against or affecting Seller in any court of law or in equity or before or by any governmental department, commission, board, bureau, agency, or other instrumentality which might materially adversely affect the ability of Seller to timely perform its obligations under this Contract, nor, to the best of Seller's actual knowledge, is any action, suit, or proceeding of any kind pending or threatened against or affecting Seller in any court of law or in equity or before or by any governmental department, commission, board, bureau, agency, or other instrumentality which might materially adverse affect the ability of Seller to timely perform its obligations under this Contract.

All of Seller's warranties and representations shall survive any inspection or investigation made by or on behalf of Buyer and shall not merge with delivery of the Quitclaim Deed specified in Section 7.2(a) but shall survive delivery of said deed for a period of eighteen (18) months.

          5.2 REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer hereby represents and warrants to Seller that each of the following is true and correct as of the date of this Contract and shall be true and correct on the Closing Date:

               (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and has full right, power and authority to execute and deliver this Contract and to perform its covenants and obligations under this Contract;

               (b) All internal corporate approvals of Buyer are required for the execution of this Contract and the consummation of the transaction herein contemplated in accordance with the terms of this Contract have been obtained;

               (c) Buyer's federal tax identification number is 04-3396199.

               (d) This Contract has been duly and validly executed and delivered on behalf of Buyer;

               (e) This Contract and each and every document and instrument to be executed and delivered by all intended signatories thereof, shall constitute the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, subject to general equitable principles and applicable provisions of law related to bankruptcy, insolvency and creditors' rights generally;

               (f) Buyer possesses the financial resources to perform all of its covenants and obligations contained in this Contract and to be contained in the documents and instruments to be executed and delivered pursuant to this Contract, and the performance of said covenants and obligations will not render Buyer insolvent; and

               (g) Buyer has not received service of process in any action, suit, or proceeding of any kind against or affecting Buyer in any court of law or in equity or before or by any governmental department, commission, board, bureau, agency, or other instrumentality which might materially adversely affect the ability of Buyer to timely perform its obligations under this Contract, nor, to the best of Buyer's actual knowledge, is any action, suit, or proceeding of any kind pending or threatened against or affecting Buyer in any court of law or in equity or before or by any governmental department, commission, board, bureau, agency, or other instrumentality which might materially adverse affect the ability of Buyer to timely perform its obligations under this Contract.

All of Buyer's warranties and representations shall not merge with delivery of the Quitclaim Deed but shall survive delivery of such deed for a period of eighteen (18) months.

                                   ARTICLE VI

                             CONDITIONS PRECEDENT TO
                           BUYER'S OBLIGATION TO CLOSE

          6.1 CONDITIONS PRECEDENT. Buyer's obligation to consummate the transactions contemplated hereunder is conditioned upon satisfaction of each of the following conditions at or prior to the Closing (or such earlier date as is specified with respect to a particular condition):

               (a) The Condition of the Property shall meet the approval of Buyer, in Buyer's sole judgment and discretion, upon on-site inspections of the Property to be made by Buyer or Buyer's representatives within the Investigation Period. If Buyer determines, in its sole and absolute discretion, that the Property does not meet the standards desired by Buyer, then Buyer may notify Seller of Buyer's decision to terminate this Contract. If canceled, the Earnest Money shall immediately be returned to Buyer in full and neither party, shall have any further obligation to the other hereunder. If Buyer fails to notify Seller of Buyer's disapproval prior to the expiration of the Investigation Period, this condition shall be deemed satisfied.

               (b) None of the representations and warranties of Seller set forth in Article V hereof shall be untrue or inaccurate in any material respect.

               (c) Seller shall not have failed to perform or comply with any of its agreements or obligations contained in this Contract in a material manner and within the periods provided herein.

               (d) Seller shall have delivered to Buyer Tenant Estoppel Letters from each of the Tenants in form substantially similar to that to be agreed upon by Buyer and Seller and attached hereto as EXHIBIT "C" and incorporated herein, or, in the alternative, Seller shall have indemnified Buyer as to the matters set forth in such Estoppel Letter, in form and substance satisfactory to Buyer.

               (e) Except as provided below, there shall have been no material change in the Condition of the Property between the expiration of the Investigation Period until the Closing:

                    (i) If the Property is damaged by fire or casualty between the end of the Investigation Period and the Closing Date, Seller shall promptly notify Buyer in writing. If (i) the cost to complete repairs is less than $150,000, and (ii) the damage occurs more than thirty days prior to the Closing Date, Seller shall, at the written direction of Buyer given within seven (7) business days of receipt of Seller's notice, either cause the damage to be repaired and restored to its condition immediately prior to such fire or casualty, or place the insurance proceeds plus the amount of the deductible and any other amount necessary to complete restorations, less reasonable expenses to clean and secure the site, in an escrow account to be delivered to Buyer at Closing. If Buyer fails to so direct Seller, Buyer shall be deemed to have directed Seller to restore the Property. If the cost to restore the Property, (iii) exceeds $150,000, or (iv) occurs within thirty (30) days of the Closing Date and exceeds $50,000 to repair/restore, Seller shall notify Buyer as aforesaid and Buyer may either (v) direct Seller to repair/restore, in which event the Closing Date shall be extended for a reasonable time to permit repairs to be completed, (vi) direct Seller not to repair but to deliver to Buyer at the Closing the insurance proceeds plus the applicable deductible and any other amount necessary to complete restorations, less reasonable expenses to clean and secure the site, or (vii) terminate this Contract; or

                    (ii) If any mechanical, electrical, HVAC, plumbing or
               structural component of the Building, shall fail or fall into disrepair between the expiration of the Investigation Period and the Closing Date, and the cost to repair or replace such element shall exceed a sum equal to $150,000 minus amounts already expended or to be expended by Seller with regard to Seller's Cure Obligations (such amount being "Seller's Capital Expense Obligation"), or, in the event of a change in any applicable law, rule or regulation affecting the Building and Improvements, requiring a capital expenditure in excess of Seller's Capital Expense Obligation, Seller shall notify Buyer of such failure and offer Buyer the opportunity to absorb costs and expenses in excess of Seller's Capital Expense Obligation. Unless Buyer agrees to absorb all costs in excess of Seller's Capital Expense Obligation associated with such replacements and improvements, Seller or Buyer may, by written notice to the other, terminate this Contract. If Buyer agrees to absorb such costs and expenses, Seller shall, at Buyer's discretion, either complete the required repairs or replacements and receive an appropriate increase in the Purchase Price, or not perform the improvements and reduce the Purchase Price by Seller's Capital Expense Obligation. In no event shall Seller be required to expend in excess of Seller's Capital Expense Obligation in the aggregate to comply with any changed law, rule or regulation and/or to replace any failed component of the Building.

In the event that all of the above conditions are not satisfied at or prior to the Closing (or such earlier date as is specified with respect to a particular condition), Buyer may terminate this Contract by notice to Seller and in such event the Earnest Money shall be immediately returned to Buyer.

                                   ARTICLE VII

                                     CLOSING

          7.1 TIME AND PLACE OF CLOSING. Provided that all of the conditions of this Contract shall have been satisfied prior to or on the Closing Date (herein so called), the Closing (herein so called) of this transaction shall take place at the Title Company on a date mutually agreed upon by Buyer and Seller, which date in shall in no event be earlier than one hundred twenty (120) days from the date hereof nor later than two hundred ten (210) days from the date hereof. In the event the parties do not agree to an earlier Closing Date, the Closing Date shall be established as that date which is two hundred ten (210) days after the date of this Contract.

          7.2 EVENTS AT CLOSING. At the Closing:

               (a) Seller shall deliver to Buyer the following:

                    (i) A Quitclaim Deed in form acceptable to Buyer duly
               executed and acknowledged by Seller, conveying to Buyer the Land and Improvements indefeasible fee simply free and clear of any lien, encumbrance or exception other than the Permitted Exceptions.

                    (ii) An assignment of Seller's interest as Landlord in and to all Tenant Leases in form acceptable to Buyer duly executed and acknowledged by Seller, free and clear of any lien, encumbrance or exception other than the Permitted Exceptions, which assignment shall contain as an exhibit an updated Rent Roll.

                    (iii) The Related Documents.

                    (iv) All keys to the Property and possession of the Property
               (subject only to the Tenant Leases).

                    (v) Signed original of the Tenant Leases and all other
               agreements affecting the Property.

                    (vi) A document evidencing and reflecting, in form and
               substance satisfactory to Buyer and its counsel, the authorization of the transactions herein by Seller and the authority of the Seller to execute and deliver this Contract and the documents provided for hereunder.

                    (vii) Such other evidence of the authority and capacity of
               Seller and its representatives as Buyer or the Title Company may reasonably require.

                    (viii) Original executed Tenant Estoppel Letters or the
               indemnification of Seller.

                    (ix) Mechanic lien affidavits of Seller.

                    (x) the Tax Affidavit.

               (b) Buyer shall deliver to Seller the following:

                    (i) The consideration required pursuant to Article II above, in cash or by Buyer's certified or cashier's check in U.S. funds available immediately to Seller.

                    (ii) Such evidence of the authority and capacity of Buyer
               and its representatives as Seller or the Title Company may reasonably require.

          7.3 PRORATIONS. Rental income (based on actual rents collected), real and personal property ad valorem taxes, installments of current year special assessments, utility charges and other operating income or expenses shall be prorated to the Closing, based upon actual days involved. Seller shall be responsible for all ad valorem taxes or installments of special assessments for any period prior to the Closing. All maintenance and service contracts (whether or not service is continued by Buyer) and utility charges shall be determined as of the Date of Closing and paid by Seller. To the extent that the amounts of such charges, expenses, and income referred to in this Section are unavailable at the Closing Date or in the event of prorations made on the basis of erroneous information or clerical errors, a readjustment of these items shall be made within thirty (30) days after the Closing Date or as soon as practical after discovery of any erroneous information or clerical error. Both expense items and income items shall be prorated as of the Closing Date, with Buyer receiving all income for the Closing Date and bearing all expenses for the Closing Date. Seller reserves all rights to collect any delinquent rents after the Closing; provided, however, Seller shall have no right to evict any Tenant. In connection with the proration of both real and personal property ad valorem taxes, if actual tax figures for the year of Closing are not available at the Closing Date, an estimated, tentative proration of taxes shall be made using tax figures from the preceding year; however, when actual taxes for the year of Closing are available, a corrected proration of taxes shall be made. If such taxes for the year of Closing increase over those for the preceding year Seller shall pay to Buyer a pro rata portion of such increase, computed to the Closing Date, and conversely, if such taxes for the year of Closing decrease from those of the preceding year Buyer shall pay to Seller a pro rata portion of such decrease, computed to the Closing Date, any such payment to be made with ten (10) days after notification by either party that such adjustment is necessary. All percentage or additional rentals or expense pass-through charges to Tenant shall be prorated (based on actual sums collected) as of the Closing Date in relation to the period for which such payment relates. Either party receiving such payment from any Tenant shall immediately upon receipt thereof pay the appropriate amount together with written explanation of the proration calculation. Seller shall, on or before the Closing Date, furnish to Buyer and the Title Company all information necessary to compute the prorations provided for in this Section.

          7.4 SELLER'S RIGHT TO OCCUPY POST CLOSING. Buyer acknowledges that Seller is currently seeking a facility to which to relocate Seller's business presently carried on at the Property. Seller may, by written notice to Buyer as provided below ("Seller Holdover Notices") occupy the Property for up to three
(3) additional periods of thirty (30) days each (each a "Holdover Period"), not to exceed ninety (90) days in total. To exercise Seller's rights hereunder, Seller must provide written notice to Buyer not later than forty-five (45) days prior to the original Closing Date or to the expiration of the first or second thirty (30) day Holdover Term, such that Buyer receives at least forty-five (45) days notice of each Holdover Term.

          The Holdover Terms shall, at Buyer's Option, be achieved either by a Lease after the closing as scheduled, or by postponing the closing such that Seller retains title to the Property during the Holdover Period(s).

          Within ten (10) days after receipt by Buyer of Seller's Holdover Notice, Buyer shall advise Seller in writing as to whether the scheduled closing will take place and a lease executed (the "Lease Option"), or whether the closing shall be delayed (the "Postpone Closing Option"). If Buyer elects the Lease Option, then Buyer and Seller agree to negotiate the Lease in good faith, and the leased premises shall consist of the approximately 20,000 square feet of office space and up to 10,000 square feet of the warehouse space. The Lease shall be in form and substance reasonably acceptable to both parties, and shall be an absolute net lease whereby Seller shall be obligated to pay 100% of all expenses whatsoever related to or associated with the use, operation and management of the Property during the term of the Lease and Buyer shall have no obligation to provide any services, perform any acts or pay any expenses, charges or costs of any kind whatsoever associated with or in any way related to the Property. If Buyer and Seller fail to agree on the form and substance of the Lease within ten (10) days after Buyer's election of the Lease Option, then the parties agree that the Postpone Closing Option shall be implemented and Buyer shall be entitled to a reduction in the purchase price as set forth herein.

          Pursuant to the Lease Option, Seller shall pay rent at the commencement of each Holdover Term, without demand, offset, counterclaim or deduction, as follows:

           HOLDOVER TERM                 Rent Per Month

              Month 1                       $31,000
              Month 2                       $38,000
              Month 3                       $45,000


          If Buyer elects or it shall be deemed that Buyer elects the Postpone Closing Option, Buyer shall receive a credit against the purchase price in the amount of the stated rent as set forth above, prorated until the Closing Date.

                                  ARTICLE VIII

                                  CONDEMNATION

          8.1 CONDEMNATION. Seller agrees to give Buyer prompt notice of any actual or threatened taking or condemnation of all or any portion of the Land or Improvements for which Seller obtains notice. If prior to the Closing there shall occur the taking or condemnation of all or any portion of the Land and Improvements, then in any such event Buyer may at its option terminate this Contract by notice to Seller within twenty (20) days after Buyer has received the notice referred to above or at the Closing, whichever is earlier. If Buyer does not so elect to terminate this Contract, then the Closing shall take place as provided herein without abatement of the purchase price, and there shall be assigned to Buyer at the Closing all of Seller's interest in and to any condemnation award.

                                   ARTICLE IX

                        TERMINATION, DEFAULT AND REMEDIES

          9.1 PERMITTED TERMINATION. If this Contract is terminated by either party pursuant to a right expressly given it to do so hereunder ("Permitted Termination"), the Earnest Money shall immediately be returned to Buyer and neither party shall have any further rights or obligations hereunder.

          9.2 DEFAULT BY SELLER. Seller shall be in default hereunder upon the occurrence of any one or more of the following events:

               (a) any of Seller's warranties or representations set forth herein are untrue or inaccurate in any material respect; or

               (b) Seller shall fail to meet, comply with or perform any material covenant, agreement, or obligation on its part required, within the time limits and in the manner required in this Contract, for any reason other than a Permitted Termination.

          If Seller defaults hereunder, Buyer may, at Buyer's option, do any of the following:

                    (i) terminate this Contract by written notice delivered to
               Seller at or prior to the Closing, whereupon the Buyer's Earnest Money deposit shall immediately be returned to Buyer;

                    (ii) enforce specific performance of this Contract against
               Seller; or

                    (iii) seek recovery of Buyer's actual direct damages not to exceed the lesser of (X) $200,000, or (Y) $100,000 plus Buyer's direct out of pocket expenses for engineers, lawyer's consultants, commitment fees and all other actual third party expenses associated with or related to the transactions contemplated by this Contract.

          9.3 DEFAULT BY BUYER. Buyer shall be in default hereunder if any of Buyer's warranties or representations set forth herein are untrue or inaccurate in any material respect. If Buyer defaults hereunder, Seller, at Seller's sole and exclusive remedy for such default, shall be entitled to terminate this Contract by notice to Buyer within ten (10) days after discovery of such default and retain Buyer's Earnest Money, it being agreed between Buyer and Seller that such sum shall be liquidated damages for a default of Buyer hereunder because of the difficulty, inconvenience, and the uncertainty of ascertaining actual damages for such default.

          9.4 ATTORNEY'S FEES. If it shall be necessary for either Buyer or Seller to employ an attorney to enforce its rights pursuant to this Contact because of the default of the other party, the defaulting party shall reimburse the non-defaulting party for reasonable attorney's fees.

                                    ARTICLE X

                       INTERIM RESPONSIBILITIES OF SELLER

          10.1 MANAGEMENT OF PROPERTY. Seller agrees that during the period between the date of this Contract and the Closing Date:

               (a) Seller will manage or cause to be managed the Property in accordance with the practices of a prudent real estate operator and shall continue to offer services and amenities in accordance with past practices.

               (b) Seller will permit no change or modification in presently existing rental policies or rental agreements with tenants occupying the Property without, in each instance, the prior written approval of the Buyer, and no space comprising a portion of the Property shall be leased at a rate lower than is presently being charged.

               (c) All Improvements and Personalty to be purchased by Buyer hereunder will be maintained in as good condition and state of repair as that existing on the date of this Contract, reasonable wear and tear excluded, and subject, however, to fire or casualty governed by
          Section 6.1(d).

               (d) Seller will enter into no agreement with respect to the operation or maintenance of any portion of the Property with a term extending beyond the Closing Date, without the prior written consent of Buyer.

               (e) Subject to the prorations prescribed in Section 7.4 above, Seller will cause to be paid all trade accounts and costs and expenses of operation and maintenance of the Property incurred or attributable to a period prior to the Closing, and Seller agrees to indemnify and hold Buyer harmless from all such costs and expenses.

               (f) Seller will not, without the prior written consent of the
          Buyer: (i) permit any structural modification is or additions to the Property (except in an emergency); or (ii) sell or permit to be sold or otherwise dispose of any item or group of items constituting a portion of the Property. Seller will remove all furniture, kitchen equipment, other equipment, office equipment, as provided in Section 1.1.(b) and repair all damage done by such removal prior to Closing.

               (g) Seller will maintain Seller's existing insurance coverage with respect to the Property from the date hereof through the Date of Closing or earlier termination of this Contract.

               (h) Seller will not further encumber the Property in any manner.

All risk of loss shall be borne by Seller until acceptance by Buyer of delivery of Seller's deed at the Closing.

                                   ARTICLE XI

                      BROKERAGE COMMISSION, CLOSING EXPENSE

          11.1 BROKERAGE COMMISSION. Buyer and Seller represent to each other than it dealt with no real estate broker or agent in connection with this transaction for which a commission or fee could be paid other than Peter Elliot, LLC. Upon the Closing of this transaction, Seller shall pay all real estate commissions to Peter Elliot, LLC or their nominees. Seller agrees to indemnify Buyer and hold Buyer harmless from any loss, liability, damage, cost or expense (including, without limitation, reasonable attorney's fees) paid or incurred by Buyer by reason of any claim to any broker's, finder's or other fee in connection with this transaction by any party claiming by, through or under Seller. Buyer agrees to indemnify Seller and hold Seller harmless from any loss, liability, lost or expense (including, without limitation, reasonable attorney's fees) paid or incurred by Seller by reason of any claim to any broker's, finder's or other fee in connection with this transaction by any party claiming by, through or under Buyer.

          11.2 COSTS AND EXPENSES OF CLOSING. Seller shall pay the costs associated with documentary or revenue tax stamps and the recording of all documents necessary to clear title, as well as costs and expenses associated with Seller's Counsel and Seller's Environmental Consultant, and any other fees and costs customarily born by a seller of commercial real estate in Massachusetts. Buyer shall pay the costs associated with Buyer's Investigations, Buyer's Environmental Consultants, the recording of the deed and any survey or plan, any title insurance policy, and all other costs customarily born by a buyer of commercial real estate in Massachusetts.

                                   ARTICLE XII

                                  MISCELLANEOUS

          12.1 NO ASSUMPTION OF SELLER'S LIABILITIES. Buyer is acquiring only the Property from Seller and is not the successor of Seller. Buyer does not assume or agree to pay, or indemnify Seller or any other person or entity against, any liability, obligation or expense of Seller or relating to the Property in any way except only to the extent, if any, herein expressly and specifically provided.

          12.2 NOTICES. All notices, demands, requests and other communications required or permitted hereunder shall be in writing, and shall be deemed delivered on the earlier of (i) posting of registered or certified mail or deposited with a nationally recognized overnight courier and addressed to the addressee at its address set forth below or at such other address as such party may have specified theretofore by notice delivered in accordance with this Section or (ii) actual receipt by the addressee:

If to Seller:                             If to Buyer:

R. Edward Buice, Esquire                  Mr. Frederick D. Keefe
Berestco, Inc.                            Pinnacle Properties Management, Inc.
14 Audubon Road                           56 Roland Street
Wakefield, Massachusetts 01880            Boston, Massachusetts 02129
(Telephone No. (781) 246-7878, X130)      (Telephone No. (617) 912-1033)
(Telecopy No. (781) 246-7458)             (Telecopy No. (617) 912-1039)

With a copy to:                           With a copy to:

Paul L. Baccari, Esquire                  Mr. Mark C. Demetree
Masterman, Culbert & Tully LLP            3740 Beach Boulevard, Suite 306
One Lewis Wharf                           Jacksonville, Florida 32207
Boston, Massachusetts 02110               (Telephone No. (904) 306-2002)
(Telephone No. (617) 227-8010)            (Telecopy No. (904) 306-2001)
(Telecopy No. (617) 227-2630)
                                          With a copy to:

                                          Polsinelli, White, Vardeman &
                                             Shalton, P.C.
                                          7500 College Boulevard, Suite 750
                                          Overland Park, Kansas 66210
                                          Attention:  Frank P. Brady, Esquire
                                          (Telephone No. (913) 451-8788)
                                          (Telecopy No. (913) 451-6205)

          12.3 SURVIVAL. All warranties and representations contained herein or arising out of the sale of the Property by either party to the other shall survive delivery of Seller's Quitclaim Deed and the Closing hereof for a period of eighteen months. With respect to Interim Obligations Of Seller set forth in
ARTICLE X ("Seller's Interim Obligations"), all of such covenants shall merge into the Deed and shall not survive the Closing EXCEPT that with regard to any condition not reasonably discernible to the naked eye prior to closing, (for example, claims related to the condition of the structural, mechanical, electrical and heating, ventilating and air conditioning systems) Buyer may bring a claim against Seller for breach of Seller's Interim Obligations after the Closing provided that such claim is delivered in writing on or before the 30th day after the Closing accompanied by a copy of reports related to the condition in question prepared during Buyer's Investigation Period (to the extent available), and a report regarding the condition in question prepared by a licensed professional in the discipline in question as of the Closing Date. All claims regarding Seller's Interim Obligations not made by the 30th day following the Closing shall be deemed waived in full by Buyer.

          12.4 GOVERNING LAW; VENUE. The laws of the Commonwealth of Massachusetts shall govern the validity, enforcement, and interpretation of this Contract. Any dispute or cause of action under this Contract shall be resolved in a court of competent subject matter jurisdiction in Massachusetts.

          12.5 INTEGRATION; MODIFICATION; WAIVER. This Contract constitutes the complete and final expression of the agreement of the parties relating to the Property, and supersedes all previous contracts, agreements, and understandings of the parties, either oral or written, relating to the Property. This Contract cannot be modified, or any of the terms hereof waived, except by an instrument in writing (referring specifically to this Contract) executed by the party against whom enforcement of the modification or waiver is sought.

          12.6 COUNTERPART EXECUTION. This Contract may be executed in several counterparts, each of which shall be fully effective as an original and all of which together shall constitute one and the same instrument.

          12.7 CONSTRUCTION. If the last day of any time period stated herein shall fall on a Saturday, Sunday or legal holiday, then the duration of such time period shall be extended so that it shall end on the next succeeding day which is not a Saturday, Sunday or legal holiday.

          12.8 BINDING EFFECT. This Contract shall be binding upon and inure to the benefit of Seller and Buyer, and their respective heirs, personal representatives, successors and assigns. Buyer may assign its rights under this Contract without the consent of Seller. Upon acceptance of any assignment by the assignee and the assumption of Buyer's obligations hereunder, Buyer shall be relieved of all duties and obligations hereunder. Except as expressly provided herein, nothing in this Contract is intended to confer on any person, other than the parties hereto and their respective heirs, personal representatives, successors and assigns, any rights or remedies under or by reason of this Contract.

          12.9 FURTHER ACTS. In addition to the acts recited in this Contract to be performed by Seller and Buyer, Seller and Buyer agree to perform or cause to be performed at the Closing or after the Closing any and all such further acts as may be reasonably necessary to consummate the transactions contemplated hereby.

          12.10 DATE OF CONTRACT. The date of this Contract shall for all purposes be the date of the signature of the last party to sign this Contract.

          12.11 INDEMNITY AS TO LAWSUITS. Seller agrees to indemnify and hold Buyer harmless of and from any and all liability, loss, damage or expense (including attorneys' fees) as a result of any action, suit, proceeding or claim affecting the Land, Improvements or Personalty or any portion thereof, or any contracts and/or services related thereto, in relation to which the facts which give rise to such action, suits or proceedings arose or occurred prior to the Closing Date, including but not limited to claims brought pursuant to Sections 10.1(d) and (e). Buyer agrees to indemnity and hold Seller harmless of and from any and all liability, loss, damage or expense (including attorneys' fees) as a result of any action, suite, proceeding or claim affecting the Land, Improvements, Personalty or any portion thereof, or any contracts and/or services related thereto, in relation to which the facts which give rise to such action, suit or proceeding arose, or occurred on or subsequent to the Closing Date.

          Here ends page 29

          IN WITNESS WHEREOF, the undersigned have caused this Contract to be executed on the dates set forth below.

                                    SELLER:

                                    BERESTCO, INC., a Massachusetts corporation

                                    By:    __________________________________
                                    Name:  __________________________________
                                    Title: __________________________________

Executed by Seller on
November 4, 1998

                                    BUYER:

                                    PINNACLE PROPERTIES MANAGEMENT,
                                    INC., a Delaware corporation

                                    By:    ___________________________________
                                    Name:  ___________________________________
                                    Title  ___________________________________

Executed by Buyer on
November 6, 1998

                                TABLE OF CONTENTS

                                                                          PAGES
ARTICLE I
   The Property
     1.1   Property Conveyed..................................................1
ARTICLE II
   Purchase Price
     2.1   Purchase Price.....................................................2
ARTICLE III
   Buyer Due Diligence
     3.1   Property Documents.................................................3
     3.2   Confidential Nature................................................4
     3.3   Return of Property Documents.......................................4
     3.4   Buyer's Investigations.............................................5
     3.5   Title and Survey...................................................6
     3.6   Environmental Status...............................................9
           3.6.1  Buyer's Site Assessment.....................................9
           3.6.2  Hazardous Materials Notice..................................9
     3.7   Engineering/Mechanical............................................11
     3.8   Buyer's Right to Terminate........................................11
     3.9   Condition of the Property.........................................12
ARTICLE IV
   Title to be Conveyed
     4.1   Title to be Conveyed..............................................14
ARTICLE V
   Representations and Warranties
     5.1   Representations and Warranties of Seller..........................14
     5.2   Representations and Warranties of Buyer...........................17
ARTICLE VI
   Conditions Precedent to Buyer's Obligation to Close
     6.1   Conditions Precedent..............................................19
ARTICLE VII
   Closing
     7.1   Time and Place of Closing.........................................20
     7.2   Events at Closing.................................................21
     7.3   Prorations........................................................22
     7.4   Seller's Right to Occupy Post Closing.............................22
ARTICLE VIII
   Condemnation
     8.1   Condemnation......................................................23
ARTICLE IX
   Termination, Default and Remedies
     9.1   Permitted Termination.............................................24
     9.2   Default by Seller.................................................24
     9.3   Default by Buyer..................................................24
     9.4   Attorney's Fees...................................................25
ARTICLE X
   Interim Responsibilities of Seller
     10.1  Management of Property............................................25
ARTICLE XI
   Brokerage Commission, Closing Expense
     11.1  Brokerage Commission..............................................26
     11.2  Costs and Expenses of Closing.....................................26
ARTICLE XII
   Miscellaneous
     12.1  No Assumption of Seller's Liabilities.............................26
     12.2  Notices...........................................................26
     12.3  Survival..........................................................27
     12.4  Governing Law; Venue..............................................28
     12.5  Integration; Modification; Waiver.................................28
     12.6  Counterpart Execution.............................................28
     12.7  Construction......................................................28
     12.8  Binding Effect....................................................28
     12.9  Further Acts......................................................28
     12.10 Date of Contract..................................................28
     12.11 Indemnity as to Lawsuits..........................................28